Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is entered into between Westell, Inc. and its affiliates (“Employer”) and Naveed Bandukwala (“Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows.

1.Employee’s employment with Employer will terminate July 24, 2015 ("Separation Date"). All employee benefits, plans, programs and fringe benefits cease as of the Separation Date unless otherwise noted herein.

2.Employer agrees to:

a.
Pay Employee severance pay in the amount of $58,750.00 less required withholdings. The severance will be paid in a lump sum on the next regularly scheduled pay day following the Effective Date of this Agreement, provided that Employee signs this Agreement and does not revoke it.

b.	Pay earned but unused PTO pay in the amount of $8,658.85.

c.
Continue current levels of medical, dental and vision coverage at the employee rate for the lesser of three months after the separation of employment or until you become eligible for coverage by a health plan of any subsequent employer. Employee will be receiving under separate cover information regarding their rights under COBRA.

3.In exchange for the promises and agreements contained herein and the payments described in Paragraph 2a and 2c above, Employee on behalf of himself, his heirs, executors, administrators, and assigns, hereby irrevocably and unconditionally releases, holds harmless and discharges, to the fullest extent permitted by law, Employer and all of its affiliated or related entities (including but not limited to Westell Technologies, Inc.) (“Employer Group”), their successors, assigns, officers, directors, agents, and employees (together with Employer Group, “Released Parties”) from all claims, charges, complaints, grievances, liabilities, obligations, promises, damages, actions, causes of action, suits, rights, demands, costs, losses and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, vested or contingent, concealed or hidden, which Employee ever had, may have or ever will have relating to Released Parties, by reason of any and all acts, omissions, events, transactions, circumstances or facts existing or occurring up to the date hereof. This release includes but is not limited to: 1) all liabilities for the payment of earnings; commissions; bonuses; severance pay; salary; accruals under any vacation, sick leave, holiday, or employee benefit plans; 2) any charges, lawsuits or claims of retaliation or discrimination on account of age, race, color, sex, sexual orientation, marital status, disability, national origin, citizenship and religion, brought under any federal, state, or local law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Illinois Wage Payment and Collection Act, or any similar state wage and hour law, the Illinois Human Right Act, or any other state anti-discrimination law; and 3) any tort, contract, and quasi-contract or other common law claims. This general release shall not apply to Employee’s rights under this Agreement, nor shall it in any way affect his right to enforce the terms of the Agreement or to obtain appropriate relief in the event of any breach of this Agreement. Also excluded from this release are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Employee does, however, waive Employee’s right to reinstatement or any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf.

4.Employee represents that he has not filed any charges, suits, claims or complaints against Released Parties referred to above, and Employee agrees, to the fullest extent permitted by law, that he will not do so at any time in the future with respect to any claim which arose prior to the date of this Agreement. This release forever bars all suits which arose or might arise in the future from any occurrences arising prior to the date of this Agreement and authorizes any court to dismiss any claim filed by the Employee with prejudice. Employee understands that if he takes any legal action against Released Parties, Employee must, as a condition precedent to such action, repay the severance pay provided for in this Agreement. However, Employee shall not be required to repay the severance pay if the action is to challenge the waiver of his claims under the Age Discrimination in Employment Act.

5.The following provisions apply to and are made a part of this Separation Agreement and Release:

a.	Employee does not release or waive any right or claim which he may have which arises after the date of this Agreement.

b.
In exchange for this release, Employee acknowledges that he has received separate consideration beyond that which Employee is otherwise entitled to under Employer policy or applicable law, including without limitation the severance pay.

c.	Employer expressly advises Employee to consult with an attorney of Employee’s choosing prior to executing this Agreement which contains a general release of all claims.

d.
Employee has twenty-one (21) days from the date of receipt to sign this Agreement and return it to Sharon Hintz at the address below. In the event Employee signs this Agreement, Employee has a further period of seven (7) days in which to revoke this Agreement. This Agreement is not effective until the end of the revocation period (“Effective Date”). Any revocation must be communicated in writing, by personal delivery or first class mail to:

Sharon Hintz
Westell, Inc.
750 N. Commons Drive
Aurora, Illinois 60504

Any revocation must be received by Sharon Hintz, in writing, on or before the 7th day after Employee signs this Agreement.

e.	Within seven days of executing this agreement, Employee agrees to return to Employer all Employer property, including but not limited to files, records, computer hardware and software, credit cards, keys, card key passes, all other property or information provided by Employer Group to Employee. Employee agrees to retain no copies of Employer Group documents.

6.The parties recognize that disclosure of the terms of this Agreement to non-parties would cause the Employer serious damage. Employee agrees not to disclose the terms of this Agreement to anyone other than his spouse, his attorneys and his financial advisors, except when required by law or valid subpoena. Aside from the noted exceptions, Employee further agrees to advise his spouse, his attorneys and his financial advisors as to the terms of this paragraph, to instruct his spouse, his attorneys and his financial advisors not to disclose the terms and existence of this Agreement to anyone else and to be responsible for any violation by any person to whom he has disclosed any portion of the Agreement.

7.Employee agrees that any and all information obtained by or disclosed to him at any time during his employment with the Employer which is not generally known to the public is strictly confidential and/or proprietary to the Employer Group and Employee shall not make use of this information for his own purposes or for the benefit of anyone other than the Employer Group and he shall not disclose this information to any person or organization.

8.Employee agrees not to disparage the Released Parties utilizing any medium to include printed materials, internet services, verbal comments or any action that is construed by the Employer as demeaning, mischievous, or capable of negative impact on its reputation and goodwill value. Employee understands that engagement in such activity will require that the Employee must repay the severance provided in this Agreement. Moreover, any actions of this nature may subject Employee to appropriate legal remedy and recovery of damages.

9.In exchange for the promises and agreements contained herein and the payments described in Paragraph 2a and 2c above, for a period of twelve months following the separation of employment, Employee agrees that he will not, directly or indirectly, on his own behalf or on behalf of any other party, employ, solicit for employment, attempt to solicit for employment, or encourage or otherwise cause to leave their employment at Employer Group, any person who is or was during the six-month period prior to such employment, solicitation or encouragement an employee of the Employer Group.

10.In exchange for the promises and agreements contained herein and the payments described in Paragraph 2a and 2c above, for a period of twelve months following the separation of employment, Employee agrees that he will not, directly or indirectly, influence, solicit or attempt to influence or solicit any customer of the Employer Group with whom he had contact during his last two years of employment with Employer, to cease doing business with the Employer Group or to divert their business away from Employer Group or to a business competitive with the business of Employer Group.

11.In exchange for the promises and agreements contained herein and the payments described in Paragraph 2a and 2c above, for a period of twelve months following the separation of employment, Employee shall not, anywhere in North America, Europe, or any other market the Employer Group serves, directly or indirectly engage, control, advise, manage, or become interested in (as owner, stockholder, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any business competitive with the business of Employer Group.

12.In the event Employee breaches the provisions of paragraphs 5e, 6, 7, 8, 9, 10 or 11 of this Agreement, the Employer preserves all remedies which it may have at law or in equity, including without limitation injunctive relief, and reserves the right to demand repayment of all financial and other benefits to be provided pursuant to this Agreement, along with attorneys’ fees where permitted by law.

13.Employee agrees to reasonably cooperate with the Employer in any internal investigation or administrative, regulatory, or judicial proceeding. Employee understands and agrees that his cooperation may include, but not be limited to, making himself available to the Employer upon reasonable notice for interviews and factual investigations; appearing at Employer's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Employer pertinent information; and turning over to the Employer all relevant documents which are or may come into his possession all at times and on schedules that are reasonably consistent with his other permitted activities and commitments. Employee understands that in the event the Employer asks for his cooperation in accordance with this provision, the Employer will reimburse him solely for reasonable travel expenses, including lodging and meals, upon his submission of receipts.

14.It is understood that this Agreement does not constitute an admission by the Employer of any violation of any federal, state or municipal statutory or common law. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of wrongdoing by the Employer. Further, the Employer specifically denies any wrongdoing and disclaims any liability to or wrongful acts against Employee or any other person, on the part of the Employer, its affiliates, parents and subsidiaries, and their respective past, present and future employees, owners, directors, trustees, shareholders, distributees, agents, partners, attorneys and/or representatives.

15.This Agreement shall be interpreted, construed and enforced under the laws of the State of Illinois and any disputes hereunder litigated in an Illinois court of competent jurisdiction.

16.In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, by or before that authority, of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted; provided, however, that in the event that paragraphs 9, 10, or 11 of this Agreement are determined by such authority to be unenforceable because of unreasonable geographic scope, duration or otherwise, such authority may nevertheless enforce those paragraphs as to a reduced geographic scope, duration, or other limitation deemed reasonable by such authority.

17.Employee acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and he is knowingly, voluntarily, and willfully entering into this Agreement.

18.Employee acknowledges that in executing this Agreement, he has not relied upon any representation by Employer or its agents not set forth in this Agreement and that he has not been subjected to any duress, coercion, fraud, overreaching or exploitation.

19.Employee acknowledges that he received this Agreement on or before July 24, 2015.

20.This Agreement sets forth the entire agreement between the parties and supersedes any prior agreements and understandings, written or oral.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Westell, Inc.

/s/ Naveed Bandulwala                    By: /s/ Tom Minichiello
Naveed Bandukwala                          Tom Minichiello
August 4, 2015                        July 24, 2015
Date                                Date

/s/ Sharon Hintz
Witness Signature

Sharon Hintz
Witness Name (please print)

750 N. Commons Drive
(Street Address)

Aurora, IL 60504
(City, State, Zip Code)